EXHIBIT 5.1
                      Wilson, Sonsini, Goodrich and Rosati
                               650 Page Mill Road
                        Palo Alto, California 94304-1050


                                                                January 25, 2000



Novell, Inc.
122 East 1700 South
Provo, Utah, 84606

RE:      NOVELL, INC. 1991 STOCK PLAN

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 25, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 30,003,089 shares of your Common Stock (the "Shares") reserved for issuance under the Novell, Inc. 1991 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said Shares.

         It is our opinion that, the Shares, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                       /s/WILSON SONSINI GOODRICH & ROSATI, P.C.



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